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                                                                    EXHIBIT 99.1

Shelbyville, IN -- Blue River Bancshares, Inc. (NASDAQSC: BRBI) today announced a consolidated net loss of ($283,000) for the year ended December 31, 2004, which includes the recognition of merger expenses of $408,000 related to the proposed merger with Heartland Bancshares, Inc. This total includes $134,000 of severance pay to our former President and $274,000 of other merger expenses. The net loss compared to a consolidated net income of $99,000 for the year ended December 31, 2003. Basic loss per share was ($0.08) for the year ended December 31, 2004 compared to $0.04 earnings per share for the year ended December 31, 2003. Weighted average outstanding shares (basic) for 2004 were 3,406,150 compared to 2,470,799 for 2003. The Company previously recorded a valuation allowance against its deferred tax asset in 2002. The Company recorded changes in its valuation allowance to offset a change in the deferred tax, resulting in no income tax expense for the year ended December 31, 2004.

Net interest income before the provision for loan losses for the year ended December 31, 2004 was $6,156,000 as compared to $3,717,000 for fiscal year 2003. Non-interest income was $1,158,000 for the 2004 year versus $745,000 for 2003. The loan loss provision for the 2004 year was $510,000 compared to $240,000 during 2003. Non-interest expense increased from $4,123,000 in 2003 to $7,087,000 during 2004. The results of 2003 include only 2 months of activity from Paramount Bank (formerly known as Unified Banking Company) and the 2004 results include Paramount Bank's results for a full year.

On a consolidated basis, the Company's total assets were $206,625,000 as of December 31, 2004 compared to $198,810,000 as of December 31, 2003. Net loans (after the allowance for loan loss of $1,919,000 in 2004 and $1,681,000 in 2003) increased from $126,985,000 at the end of 2003 to $155,508,000 at the end of 2004. The increase in net loans was 22.5% from year-end 2003 to year end 2004.

For the quarter ended December 31, 2004, the consolidated net loss was ($361,000), after recognizing merger expenses of $255,000. The merger expenses include $134,000 of severance pay to our former President which is included in salaries expense and $121,000 of other expenses. Effective October 1, 2004, Paramount Bank changed its name from Unified Banking Company. The expenses related to that change were $94,000 for the quarter ended December 31, 2004. In addition, Shelby County Bank incurred a $178,000 expense during the quarter ended December 31, 2004 to adjust the FASB 91 cost deferrals on home equity loans. Basic earnings per share was ($0.11) for the last quarter of 2004 versus a consolidated net income of $131,000 or $0.05 per share for the final quarter of 2003. Weighted average outstanding shares were 3,406,150 for the quarter ending December 31, 2004 and 2,873,541 for the quarter ending December 31, 2003.

Net interest income before the allowance for loan loss provision for the quarter ended December 31, 2004 was $1,643,000 compared to $1,375,000 for the quarter ended December 31, 2003. The loan loss provision was $140,000 in the final quarter of 2004

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versus $60,000 for the same quarter in 2003. Non-interest income was $282,000 during the quarter ended December 31, 2004 as compared with $165,000 during the last quarter of 2003. Non-interest expense increased from $1,349,000 for the final quarter of 2003 to $2,146,000 for the last quarter of 2004.

Russell Breeden, III, Chairman and CEO of Blue River commented "Again during the fourth quarter of 2004 we were able to increase our net interest income before the allowance for loan loss provision by $75,000 over the third quarter and our non-interest income was within $6,000 of the prior quarter. We were able to reduce our loan loss provision by $35,000 from the third quarter to the fourth. We expensed $178,000 to adjust FASB 91 cost deferrals which related to higher volumes of home equity loans in 2004. This expense and the cost associated with the name change from Unified Banking Company to Paramount Bank, also incurred during the fourth quarter, accounted for $272,000, of the $376,000 increase in non-interest expense for the final quarter of 2004, compared with the third quarter of that year."

Mr. Breeden also said "We were very disappointed that the merger with Heartland Bancshares, Inc. was terminated. Our staff invested significant time and energy into the integration process and were anxious to complete the transaction. Our desire for growth and the creation of successful community banks remains intact and is in no way diminished by the termination of the proposed merger."

Blue River, formed in 1997, is a savings and loan holding company located in Shelbyville, Indiana. Its principal banking subsidiaries, Shelby County Bank and Paramount Bank provide financial services to south central Indiana through Shelby County Bank's main office in Shelbyville and three other full service branches in Shelbyville, Morristown, and St. Paul, Indiana and to the city of Lexington, and Fayette County, Kentucky through Paramount's one office located in Lexington, Kentucky. Additional information about Blue River may be found on the Company's website at www.blueriverbancshares.com.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such "will," "would," "should," "could," or "may." These forward-looking statements relate to, among other things, exceptions of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience. These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.

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